Washington Mutual Investors Fund 1101 Vermont Avenue, NW Washington, DC 20005 Telephone (202) 842-5665

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$443,596
Class B	$8,748
Class C	$14,131
Class F1	$20,113
Class F2	$5,728
Total	$492,316
Class 529-A	$10,727
Class 529-B	$982
Class 529-C	$2,188
Class 529-E	$530
Class 529-F1	$641
Class R-1	$545
Class R-2	$5,392
Class R-3	$12,480
Class R-4	$13,268
Class R-5	$11,342
Class R-6	$11,306
Total	$69,401

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3000
Class B	$0.2055
Class C	$0.2031
Class F1	$0.2981
Class F2	$0.3299
Class 529-A	$0.2936
Class 529-B	$0.1935
Class 529-C	$0.1966
Class 529-E	$0.2587
Class 529-F1	$0.3199
Class R-1	$0.2070
Class R-2	$0.2047
Class R-3	$0.2600
Class R-4	$0.2984
Class R-5	$0.3345
Class R-6	$0.3407

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	$1,443,148
Class B	$38,605
Class C	$68,256
Class F1	$67,012
Class F2	$18,143
Total	$1,635,164
Class 529-A	$36,855
Class 529-B	$4,729
Class 529-C	$11,083
Class 529-E	$2,060
Class 529-F1	$2,062
Class R-1	$2,718
Class R-2	$25,886
Class R-3	$47,177
Class R-4	$47,330
Class R-5	$35,027
Class R-6	$38,571
Total	$253,498

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$26.05
Class B	$25.87
Class C	$25.80
Class F1	$25.99
Class F2	$26.05
Class 529-A	$26.02
Class 529-B	$25.89
Class 529-C	$25.87
Class 529-E	$25.91
Class 529-F1	$25.98
Class R-1	$25.86
Class R-2	$25.79
Class R-3	$25.90
Class R-4	$25.97
Class R-5	$26.05
Class R-6	$26.07